Exhibit 1.1

FOR IMMEDIATE RELEASE

Contact:

Stephen G. Lear

Chairman, President and Chief Executive Officer

slear@northshoretrust.com

(847) 336-4430

NSTS Bancorp, Inc. Announces Closing of Conversion and Stock Offering

Waukegan, IL, January 18, 2022 – NSTS Bancorp, Inc. (the “Company”), the holding company for North Shore Trust and Savings (the “Bank”), announced today that it had closed its stock offering in connection with the completion of the conversion of North Shore MHC into the stock holding company form of organization and the related stock offering by the Company.

The Company sold 5,290,000 shares of common stock, which includes 431,836 shares sold to the North Shore Trust and Savings Employee Stock Ownership Plan, at a price of $10.00 per share, in its subscription offering. The Company also contributed 107,959 shares of its common stock to the NSTS Charitable Foundation, Inc., along with $150,000 in cash. As of January 18, 2022, 5,397,959 shares of the Company’s common stock are issued and outstanding.

Shares of the Company’s common stock are expected to begin trading on January 19, 2022 on the Nasdaq Capital Market under the trading symbol “NSTS.” The Company’s transfer agent, Pacific Stock Transfer Company, expects to commence mailing Direct Registration System Book-Entry statements reflecting the shares purchased in the stock offering, checks for interest due on funds submitted and refund checks for any subscribers not receiving all or part of the shares ordered on or about January 18, 2022.

Stephen G. Lear, the Chairman, President and Chief Executive Officer of the Company, said: “With the completion of our conversion, we believe we are positioned to be a stronger banking franchise offering traditional, relationship-focused community banking services and create new opportunities to benefit our stockholders, customers, communities, and staff.”

Vedder Price P.C. acted as legal counsel to NSTS Bancorp, Inc. and the Bank. Keefe, Bruyette & Woods, Inc., A Stifel Company, acted as marketing agent for the Company in connection with the stock offering. Breyer & Associates PC acted as legal counsel to Keefe, Bruyette & Woods, Inc., A Stifel Company.

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About NSTS Bancorp, Inc. and North Shore Trusts and Savings

NSTS Bancorp Inc. is the stock holding company for North Shore Trust and Savings. As of September 30, 2021, North Shore Trust and Savings had approximately $259 million in assets and operates from its headquarters and main banking office in Waukegan, Illinois, as well as two additional full-service branch offices located in Waukegan and Lindenhurst, Illinois, respectively. For over 100 years, North Shore Trust and Savings has served the local communities where it operates and has deep and longstanding relationships with its businesses and retail customers as well as local municipalities.

Forward-Looking Statements

Certain statements contained herein are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Certain factors could cause actual results to differ materially from the anticipated results, events or other expectations expressed in the forward-looking statements; possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; or delays in the start of trading due to market disruptions or otherwise.

Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future events, business strategies and decisions that are subject to change. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.